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                                                                   EXHIBIT 99(c)

                        2000 EMPLOYEE STOCK PURCHASE PLAN
                                       OF
                                  NORSTAN, INC.

                         AS AMENDED SEPTEMBER 13, 2001

         1. Purpose. Norstan, Inc. (hereinafter referred to as the "Company") proposes to grant to employees of the Company and of such subsidiaries as the Company's Board of Directors (the "Board of Directors") may designate from time to time the opportunity to purchase common stock of the Company. Such common stock shall be purchased pursuant to this Plan, which is the 2000 EMPLOYEE STOCK PURCHASE PLAN OF NORSTAN, INC. (hereinafter referred to as the "Plan"). The Plan is intended to encourage stock ownership by all employees of the Company, and to be incentive to them to remain in its employ, improve operations, increase profits and contribute more significantly to the Company's success.

         2. Rules of Interpretation. The Company intends that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended ("Section 423"), and shall be construed in a manner consistent with the requirements of Section 423, or any successor provision, and the regulations thereunder.

         3. Administration of the Plan. This Plan shall be administered by the Board of Directors of the Company; however, the Board of Directors may, from time to time, delegate its administrative or other duties under the Plan to an agent. The Board of Directors shall have full power and authority to construe, interpret and administer this Plan and to make determinations which shall be final, conclusive and binding upon all persons, including without limitations, the Company, its shareholders, and any employee participating in this Plan. The Board of Directors shall have the power to provide regulations for the administration of this Plan and to make any changes in such regulations as from time to time it deems necessary.

         4. Stock Subject to the Plan. A total of 1,300,000 shares of the common stock, par value $.10 per share, of the Company may be issued under this Plan, subject to adjustment as provided herein.


         5. Offerings. There will be four annual offerings of the Company's common stock under the Plan each calendar year (the "Offering Period(s)"). In each calendar year, the first Offering Period will begin on January 1 and end on March 31, the second Offering Period will begin on April 1 and end on June 30, the third Offering Period will begin on July 1 and end on September 30, and the fourth Offering Period will begin on October 1 and end on December 31. The first day of each Offering Period shall be deemed the "Offering Commencement Date" and the last day the "Offering Termination Date" for such Offering Period.

         6. Eligibility. Any employee of the Company or its Subsidiaries who has attained the age of 18 and completed one month of employment is eligible to participate in this Plan. For purposes of this Plan, "Subsidiary" means any entity, at least 75 percent of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, presently or in the future, by the Company.

         7. Participation. Any eligible employee may elect to participate in this Plan at any time during the continuance of this Plan by delivering to the Company an authorization for payroll deductions, executed by the participating employee (the "Participant"), in such form as may be prescribed by the Company from time to time (a "Subscription Agreement"). Such elections are to be effective the first day of the next pay period succeeding processing of the authorization form and will apply to the current Offering Period and any subsequent Offering Period until such election is changed or revoked by the Participant.




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        An employee's participation in this Plan is entirely voluntary. Each employee shall understand that there are risks involved in stock ownership and that the Company, its Subsidiaries and their officers and directors are making no recommendations to their employees regarding the purchase of shares of the Company, which is a personal decision for each employee.

         8. Employee Contributions. A Participant shall, by completing a Subscription Agreement, authorize payroll deductions in an amount specified by the Participant in said form. No payroll deduction shall be less than $10.00 per pay period, nor more, per pay period, than 10% of the gross pay of the Participant. Such authorization form shall be effective for the current Offering Period and all future Offering Periods until changed or revoked by the Participant. Subsequent to the completion of such authorization form, not more than one change in the authorized payroll deduction may be made by the Participant in each Offering Period. The effective date of any change in future payroll deductions will be the first day of the next pay period succeeding processing of the change form.

        Payroll deductions which are authorized by Participants who are paid compensation in foreign currency shall be used to purchase the maximum number of shares allowed pursuant to the Plan. Prior to each Offering Period's purchase/exercise, the Participants' functional currency payroll deductions will be converted to United States dollars based on the applicable exchange rate as of the Offering Termination Date.

         9. Number of Shares. On the Commencement Date of each Offering Period, each Participant shall be deemed to have been granted an option to purchase a maximum number of shares of common stock equal to:

                  (i) that percentage of the Participant's compensation which the Participant has elected to have withheld (but not in any case in excess of 10%) multiplied by the Participant's gross pay during the Offering Period then divided by the applicable Stock Price determined as provided in Section 10 below, or

                  (ii) the flat per pay period dollar amount which the Participant has elected to have withheld (but not in any case in excess of 10% of the Participant's gross pay) multiplied by the number of pay periods during the Offering Period then divided by the applicable Stock Price determined as provided in Section 10 below.

         10. Stock Price. The option price of stock purchased with payroll deductions made during any Offering Period (the "Stock Price") for a Participant therein shall be the lower of:

                  (i) 85 percent of the closing price of the stock on the Offering Commencement Date for such Offering Period or the nearest prior business day on which trading occurred on the NASDAQ National Market System, or

                  (ii) 85 percent of the closing price of the stock on the Offering Termination Date for such Offering Period or the nearest prior business day on which trading occurred on the NASDAQ National Market System.

         11. Limitations on Purchase. Anything herein to the contrary notwithstanding:

                  (i) no Participant shall have the right to purchase common stock nor be granted options to purchase common stock under the Plan and all other employee stock purchase plans of the Company, if any, at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the beginning of each calendar year) for each calendar year in which such option is outstanding at any time. The foregoing provision shall be interpreted so as to comply with Section 423(b)(8).



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                  (ii) No Participant shall be granted an option if, immediately after the grant, such Participant would own stock and/or hold outstanding options to purchase stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company. For purposes of determining stock ownership under this subparagraph (iii), the rules of Section 424(d) of the Internal Revenue Code, or any successor provision, shall apply.

                  (iii) The Board of Directors may, in its discretion, limit the number of shares available for the Plan during any Offering Period, as it deems appropriate.

         12. Exercise of Option/Stock Purchase. Provided that a Participant has been continuously employed by the Company or its Subsidiaries through the end of a given Offering Period, then the Participant's option for the purchase of stock granted during such Offering Period will be deemed to have been exercised automatically on the applicable Offering Termination Date for the purchase of the number of shares, including fractional shares, of common stock which the accumulated payroll deductions the Participant has made during the Offering Period will purchase at the applicable Stock Price (but not in excess of the number of shares for which outstanding options have been granted to the Participant pursuant to Section 9 and/or in excess of any limits set forth in
Section 11).

        Shares purchased under the Plan will come from the Company's authorized but unissued shares of common stock.

         13. Delivery of Stock. As promptly as practicable after the Offering Termination Date of each Offering Period, the Company will deliver to each Participant in such Offering Period, as appropriate, the shares of common stock purchased therein upon exercise of such Participant's option. The Company may determine, in its discretion, the manner of delivery of shares of common stock purchased under the Plan, which may be by electronic account entry into new or existing accounts, delivery of stock certificates or such other means as the Company, in its discretion, deems appropriate.

         14. Stock Transfer Restrictions. The Plan is intended to satisfy the requirements of Section 423 of the IRS Code. A Participant will not obtain the benefits of this provision if such Participant disposes of shares of common stock acquired each Offering Period pursuant to the Plan within two (2) years from the Offering Commencement Date of the applicable Offering Period or within one (1) year from the date such common stock is purchased by the Participant, the Offering Termination Date, whichever is later.

         15. Refund of Employee Contributions. At any time prior to the Offering Termination Date of an Offering Period, all amounts contributed hereunder by a Participant by authorized payroll deductions during the applicable Offering Period shall be refunded, without interest, to the Participant at his or her request. If a Participant causes his or her contributions for any Offering Period to be refunded, payroll deductions shall not resume in any succeeding Offering Period until the Participant delivers to the Company a new Subscription Agreement.

        If the Board of Directors of the Company suspends or terminates this Plan as hereinafter provided, it shall cause all amounts deducted hereunder from the Participants' gross pay during the Offering Period in which such suspension or termination occurs to be refunded, without interest, to the Participants.

         16. Termination of Employment. If a Participant's employment with the Company or its Subsidiaries is terminated for any reason, or upon the death of the Participant, all amounts deducted under this Plan from the Participant's gross pay during the Offering Period in which such termination or death occurs shall be refunded, without interest, to the Participant.




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         17. Assignment. The interest of a Participant hereunder with respect to any options/shares is not subject to the claims of creditors, or to assignment or transfer other than by will or the laws of descent and distribution.

         18. Dilution or Other Adjustments, Dividends. In the event of any change in the capital structure of the Company, including but not limited to a change resulting from a stock dividend or split-up, or combination or reclassification of shares, the Board of Directors shall make such adjustments with respect to the shares subject to this Plan, or any provision of this Plan, as it deems equitable to prevent dilution or enlargement of the interests of Participants in this Plan.

         19. Merger, Consolidation, Reorganization, Liquidation. If the Company or any of its Subsidiaries shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, liquidation, or similar transaction, the Board of Directors shall have the power to make such arrangements as it deems necessary, which may include termination of this Plan, with respect to the amounts deducted hereunder from the Participants' gross pay, and such arrangements shall be binding upon all persons, including without limitation, the Company, its shareholders, and any Participant in this Plan.

         20. Amendment and Termination. The Board of Directors shall have the right at any time during the continuance of this Plan to amend, modify, supplement, suspend or terminate this Plan, provided that in the absence of the approval of the holders of a majority of the shares of common stock present in person or by proxy at a duly constituted meeting of shareholders of the Company, no such amendment, modification or supplement shall (i) increase the aggregate number of shares which may be issued under this Plan, unless such increase is by reason of any change in capital structure referred to in Section 18 hereof or
(ii) materially modify the requirements of plan eligibility.

         21. Securities Laws. The issuance of shares of common stock pursuant to this Plan shall be subject to all applicable laws, rules and regulations; shares shall not be issued hereunder except upon approval of appropriate governmental agencies or stock exchanges as may be required.

         22. Reports. The Company shall make available to each Participant under this Plan a copy of the Company's Annual Report to Shareholders each year during the continuance of this Plan.

         23. Miscellaneous.

                  (i) A prospectus covering the shares offered under this Plan shall be made available to each employee who is eligible to participate herein.

                  (ii) Each employee who becomes a Participant in this Plan shall be deemed to have accepted all the terms and conditions contained in this Plan, and shall be fully bound thereby.

                  (iii) This Plan shall be subject to changes, if any, which may be ordered by the United States Securities and Exchange Commission or the appropriate regulatory authorities in any states in which this Plan is registered or filed.

                  (iv) This Plan shall be construed according to the laws of the state of Minnesota.

         24. Compliance with Section 16(b). In the case of Participants who are or may be subject to Section 16 of the Securities and Exchange Act of 1934 (the "Act"), it is the intent of the Company that the Plan and any award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16(b)-3, so that such persons will be entitled to the benefits of Rule 16(b)-3 or other exemptive rules under Section 16 of the Act and will not be subjected to liability thereunder. If any provision of





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the Plan or any award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision or award shall be deemed void as applicable to Participants who are or may be subject to Section 16 of the Act.